Exhibit 23.3

CONSENT OF CHARTERED CAPITAL ADVISERS, INC.

October 23, 2003

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, FL 33619

In connection with Quality Distribution, Inc.’s (the “Registrant”) Registration Statement on Form S-1 (File No. 333-108344), and any amendments thereto (the “Registration Statement”), we hereby consent to the Registrant’s reference in the Registration Statement to (i) our firm’s name, Chartered Capital Advisers, Inc., and (ii) the analysis and conclusions provided by us, and our opinion regarding the fairness of the conversion of shares of the Registrant’s preferred stock into shares of the Registrant’s common stock.

CHARTERED CAPITAL ADVISORS, INC.

By:	/s/ Ronald G. Quintero
Name: Ronald G. Quintero
Title: Managing Director